News Release
Contact: Paul Goodson, Associate Vice President, Investor Relations
858.848.3312
investorrelations@bridgepointeducation.com

Bridgepoint Education Reports Full Year and Fourth Quarter 2011 Results

SAN DIEGO, CA. (March 6, 2012) - Bridgepoint Education (NYSE:BPI), a provider of postsecondary education services, announced today the results for its full year and fourth quarter ended December 31, 2011.
Highlights for the full year ended December 31, 2011:

•	Total student enrollment at period end was 86,642.

•	Revenue increased to $933.3 million from $713.2 million for 2010.

•	Operating income increased to $273.7 million from $216.4 million for 2010.

•	Net income was $172.8 million compared with net income of $127.6 million for 2010.

•	Fully diluted earnings per common share was $3.02 compared with $2.14 for 2010.
Highlights for the fourth quarter ended December 31, 2011:

•	Revenue increased to $221.3 million from $192.4 million for the same period in 2010.

•	Operating income decreased to $35.3 million from $44.7 million for the same period in 2010.

•	Net income decreased to $22.9 million from $26.3 million for the same period in 2010.

•	Fully diluted earnings per common share decreased to $0.41 from $0.45 for the same period in 2010.
“In 2011, I am very pleased to report that both our institutions improved the quality of the student learning experience through the increased use of innovative technologies. To this end, we have made and will continue to make investments designed to improve our students' learning outcomes and their educational experience at our institutions. In 2011, we believe these investments in the student learning experience were responsible for improved student persistence and graduation rates, and we expect that our focus on these investments will continue to produce similar results in the future,” said Andrew Clark, chief executive officer of Bridgepoint Education.
Student Enrollment
Total student enrollment at the Company's academic institutions, Ashford University and University of the Rockies, increased to 86,642 students at December 31, 2011, compared with 77,892 students at the end of the fourth quarter of 2010.
Combined new student enrollments for the fourth quarter of 2011 at both of the Company's academic institutions were approximately 13,500, compared with combined new student enrollments of approximately 15,600 for the fourth quarter of 2010.
Financial Results
Revenue for the fourth quarter of 2011 was $221.3 million, compared with revenue of $192.4 million for the fourth quarter of 2010. Revenue for the year ended December 31, 2011, was $933.3 million, compared with revenue of $713.2 million for the year ended December 31, 2010.

Operating income for the fourth quarter of 2011 was $35.3 million, compared with $44.7 million for the same period in 2010. Operating income for the year ended December 31, 2011, was $273.7 million, compared with $216.4 million for the year ended December 31, 2010.
Net income for the fourth quarter of 2011 was $22.9 million, compared with net income of $26.3 million for the fourth quarter of 2010. Net income for the year ended December 31, 2011, was $172.8 million, compared with net income of $127.6 million for the year ended December 31, 2010.
Fully diluted earnings per common share for the fourth quarter of 2011 was $0.41 compared with fully diluted earnings per common share of $0.45 for the fourth quarter of 2010. Fully diluted earnings per common share for the year ended December 31, 2011, was $3.02, compared with fully diluted earnings per common share of $2.14 for the year ended December 31, 2010.
The Company's effective tax rate for the year ended December 31, 2011, was 37.5%.
Balance Sheet and Cash Flow
As of December 31, 2011, the Company had cash, cash equivalents and investments of $407.2 million, compared with $299.1 million as of December 31, 2010. The Company generated $220.8 million of cash from operating activities for the year ended December 31, 2011, compared with $189.9 million for the year ended December 31, 2010.
2012 Outlook
Looking forward to 2012, the Company will continue to invest in the following areas:

•	Smaller class sizes, increased monitoring of faculty and student interactions, and assisting students who may need help earlier in their programs.

•	The selection of potential students with characteristics that are highly correlated with achieving success in our institutions by using our data analytics tools in the new student inquiry process.

•	Data analytics, designed to foster continued improvements in the student experience, persistence, and graduation.

•	Increased branding efforts highlighting our institutions' differentiation based on the use of innovation and technology to provide students with a high quality and affordable education.
The Company expects these factors to result in positive full-year growth in new enrollments, total enrollments, and revenues.
The Company's guidance for the year ending December 31, 2012, is as follows:

•	Total student enrollment is expected to be between 94,500 and 96,200 at December 31, 2012.

•	Revenue is expected to be between $1.01 billion and $1.03 billion.

•	Net income is expected to be between $138.2 million and $143.7 million.

•
Fully diluted earnings per common share is expected to be between $2.45 and $2.55, based on an estimated fully diluted weighted average share count of 56.4 million for the year ending December 31, 2012.

•	Bad debt as a percentage of revenues for 2012 is expected to be 6%.

•	Capital expenditures for 2012 are expected to be between approximately 4% of revenue.

•	The Company's effective tax rate for 2012 is estimated to be 37.8%.
This guidance takes into account a 3% tuition increase for online students at Ashford University and University of the Rockies (all undergraduate and graduate degree programs), which the Company anticipates will go into effect for the courses beginning on or after April 1, 2012.
Earnings Conference Call and Webcast
The Company will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results and recent highlights. The dial-in number for callers in the United States or Canada is 888-245-0988 and for international callers is 913-312-1429. The access code for all callers is 7784299. A live webcast featuring streaming audio and slides will be available on the Company's website at: www.bridgepointeducation.com/investorrelations. Listeners who plan to ask questions in the Q&A session and who wish to see the slides must participate both by telephone and webcast, and must turn down the volume on their computer speakers.
A replay of the call will be available via telephone through March 13, 2012 at 12:00 a.m. Eastern Time. To access the replay, dial 888-203-1112 in the United States or Canada and 719-457-0820 for international callers; then enter the access code 7784299. The webcast will be archived on the company's website for one year.
About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its accredited institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate's, bachelor's and master's degree programs while University of the Rockies offers master's and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies). For more information about Bridgepoint Education, call Paul Goodson, Associate Vice President of Investor Relations at 858-848-3312.
Forward-Looking Statements
This news release contains forward-looking statements including, without limitation, the Company's 2012 outlook and related commentary. These statements involve risks and uncertainties, and the Company's actual performance may differ materially from those expressed in or suggested by such statements.  Risks and uncertainties include, without limitation:

•
failure to comply with the extensive regulatory framework applicable to the Company and its institutions, including Title IV of the Higher Education Act and its regulations, state laws and regulatory requirements, and accrediting agency requirements;

•	adverse regulatory or legislative changes affecting the Company's institutions;

•	the imposition of fines or other corrective measures against the Company's institutions;

•	competition in the postsecondary education market and its potential impact on the Company's market share and recruiting costs; and

•	reputational and other risks related to potential compliance audits, regulatory actions, negative publicity or service disruptions.
More information on potential factors that could affect the Company's performance is included from time to time in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's periodic reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to be filed with the SEC. Forward-looking statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made, and the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, except as required by law.

BRIDGEPOINT EDUCATION, INC.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue	$221,266	$192,415	$933,349	$713,233
Costs and expenses:
Instructional costs and services	71,706	54,515	259,138	187,399
Marketing and promotional	77,352	62,279	267,354	211,550
General and administrative	36,895	30,944	133,110	97,863
Total costs and expenses	185,953	147,738	659,602	496,812
Operating income	35,313	44,677	273,747	216,421
Other income, net	830	407	2,768	1,358
Income before income taxes	36,143	45,084	276,515	217,779
Income tax expense	13,258	18,735	103,751	90,199
Net income	$22,885	$26,349	$172,764	$127,580
Earnings per common share:
Basic	$0.44	$0.50	$3.30	$2.37
Diluted	0.41	0.45	3.02	2.14
Weighted average number of common shares outstanding used in computing earnings per common share:
Basic	51,477	52,457	52,291	53,724
Diluted	55,733	58,095	57,133	59,631

BRIDGEPOINT EDUCATION, INC.
Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)

	As of December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$133,921	$188,518
Restricted cash	25	25
Investments	153,779	90,611
Accounts receivable, net	62,156	58,415
Deferred income taxes	5,429	7,039
Prepaid expenses and other current assets	17,199	12,650
Total current assets	372,509	357,258
Property and equipment, net	89,667	66,542
Investments	119,507	20,000
Student loans receivable, net	9,255	2,743
Goodwill and intangibles, net	7,037	4,123
Deferred income taxes	11,200	15,845
Other long-term assets	4,461	4,714
Total assets	$613,636	$471,225
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,961	$5,076
Accrued liabilities	40,205	34,895
Deferred revenue and student deposits	185,446	173,576
Total current liabilities	234,612	213,547
Rent liability	16,595	10,910
Other long-term liabilities	8,781	8,527
Total liabilities	259,988	232,984
Total stockholders' equity	353,648	238,241
Total liabilities and stockholders' equity	$613,636	$471,225

BRIDGEPOINT EDUCATION, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities
Net income	$172,764	$127,580
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	58,511	39,631
Depreciation and amortization	12,743	8,565
Amortization of premium/discount	3,969	663
Deferred income taxes	6,606	(5,366)
Stock-based compensation	10,595	7,939
Excess tax benefit of option exercises	(19,096)	(6,966)
Loss on disposal of fixed assets	13	73
Changes in operating assets and liabilities:
Accounts receivable	(60,817)	(54,101)
Prepaid expenses and other current assets	(2,104)	(2,665)
Student loans receivable	(7,947)	(2,444)
Other long-term assets	253	(1,964)
Accounts payable and accrued liabilities	27,509	18,530
Deferred revenue and student deposits	11,870	51,824
Other liabilities	5,882	4,038
Uncertain tax position	57	4,612
Net cash provided by operating activities	220,808	189,949
Cash flows from investing activities
Capital expenditures	(34,492)	(26,568)
Purchases of investments	(337,084)	(111,690)
Capitalized curriculum development costs	(3,521)	(1,214)
Maturities of investments	167,049	45,000
Net cash used in investing activities	(208,048)	(94,472)
Cash flows from financing activities
Proceeds from the exercise of stock options	4,889	1,040
Excess tax benefit of option exercises	19,096	6,966
Proceeds from the issuance of stock under employee stock purchase plan	1,330	1,107
Proceeds from the exercise of warrants	106	1,193
Payments on leases payable	—	(634)
Repurchase of common stock	(92,778)	(42,193)
Net cash used in financing activities	(67,357)	(32,521)
Net (decrease) increase in cash and cash equivalents	(54,597)	62,956
Cash and cash equivalents at beginning of period	188,518	125,562
Cash and cash equivalents at end of period	$133,921	$188,518